Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Unity Software Inc. of our report dated March 30, 2022 relating to the financial statements of ironSource Ltd., which appears in ironSource Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference in Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-266418) of Unity Software Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-266418) incorporated by reference in this Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
November 4, 2022	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited